UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

  Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-17626
                         Commission File Number 0-17853
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                    Scottsdale Land Trust Limited Partnership
                     FFCA Investor Services Corporation 88-B
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               (Exact name of the co-registrants as specified in
                        their organizational documents)

             17207 North Perimeter Drive, Scottsdale, Arizona 85255
                                 (480) 585-4500
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   (Address, including zip code, and telephone number, including area code, of co-registrants' principal executive offices)

                          Limited Partnership Interests
                     Assigned Limited Partnership Interests
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a) (1) (i)          [x]         Rule 12h-3(b) (1) (ii)        [  ]
  Rule 12g-4(a) (1) (ii)         [  ]        Rule 12h-3(b) (2) (i)         [  ]
  Rule 12g-4(a) (2) (i)          [  ]        Rule 12h-3(b) (2) (ii)        [  ]
  Rule 12g-4(a) (2) (ii)         [  ]        Rule 15d-6                    [  ]
  Rule 12h-3(b) (1) (i)          [  ]

     Approximate number of holders of record as of the certification or notice date:

                                      None
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

     Pursuant to the requirement of the Securities Exchange Act of 1934, Scottsdale Land Trust Limited Partnership and FFCA Investor Services Corporation 88-B, as co-registrants, have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

                                  SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

                                  By:  FFCA MANAGEMENT COMPANY LIMITED
                                       PARTNERSHIP, General Partner

                                       By: PERIMETER CENTER MANAGEMENT COMPANY,
                                           Corporate General Partner

Date:    December 28, 2000                 By:/s/ John Barravecchia
                                              ----------------------------------
                                               John Barravecchia,
                                               Executive Vice President, Chief
                                               Financial Officer, Treasurer and
                                               Assistant Secretary

                                  FFCA INVESTOR SERVICES CORPORATION 88-B

Date:    December 28, 2000        By:/s/ John Barravecchia
                                     -------------------------------------------
                                     John Barravecchia,
                                     President, Secretary and Treasurer